EXHIBIT 3.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.

ARTICLES SUPPLEMENTARY

Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors, by duly adopted resolutions, reclassified and designated (a) all 1,610,000 authorized but unissued shares of the 9.50% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), (b) all 500,000 authorized but unissued shares of the Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Participating Preferred Stock”), (c) all 2,300,000 authorized but unissued shares of the 9.10% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), (d) all 5,750,000 authorized but unissued shares of the 8.375% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Shares”), and (e) all 5,200,000 authorized but unissued shares of the 6.45% Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series E Preferred Shares” and, together with the Series A Preferred Stock, the Participating Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the “Reclassified Preferred Stock”), as shares of preferred stock, par value $.01 per share (“Preferred Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of undesignated Preferred Stock as set forth in the Charter.

SECOND: The shares of Reclassified Preferred Stock have been reclassified and designated by the Board of Directors under the authority contained in the Charter. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer this 9th day of May, 2017.

ATTEST:                        ALEXANDRIA REAL ESTATE EQUITIES, INC.

/s/ Dean A. Shigenaga	By:	/s/ Joel S. Marcus
Name: Dean Shigenaga		Name: Joel S. Marcus
Title: Chief Financial Officer		Title: Chief Executive Officer